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                                                                    Exhibit 20.3

[LML LETTRHEAD]

                                                                    news release

                  LML ANNOUNCES SUN FOODS PROCESSING CONTRACT

  Company to Process Electronic Transactions for Five-Store Supermarket Chain


Vancouver, BC, May 9, 2001 - LML Payment Systems Inc. (the "Corporation") (Nasdaq: LMLP) is pleased to announce its subsidiary LML Payment Systems Corp. ("LML") has signed an electronic transaction processing contract with Sun Foods of Sun City, Arizona.

LML will provide check authorization processing along with credit, debit and EBT card authorization and selective routing services to Sun Foods for five supermarkets located in the Phoenix, Arizona area.

"We are pleased with this contract and look forward to providing these services to Sun Foods. Checks are a particularly important tender-type for supermarkets, making this retail segment very attractive to us. We also look forward to the opportunity to provide additional related check services in the months ahead," said Corporation President and CEO, Patrick H. Gaines.

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing end-to-end check processing solutions including Electronic Check Conversion (whereby paper checks are converted into electronic transactions), electronic check verification, electronic check re-presentment (whereby returned paper checks are re-presented for payment electronically), and primary and secondary check collection to supermarkets, grocery stores, multilane retailers, convenience stores and other national, regional and local retailers. We also specialize in providing selective routing, including real-time monitoring of check, debit, credit and EBT transactions for authorization and settlement through our flagship transaction processing product REPS (Retail Electronic Payment System). The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes new U.S. Patent No. 6,164,528 regarding Internet checking transactions, in addition to U.S. Patent No. 5,484,988 which describes a "Checkwriting point of sale system." which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses. Also included in our intellectual property estate is a recently received Notice of Allowance from the United States Patent and Trademark Office for a new patent based upon United States Patent Application Serial No. 09/562,303. The new patent describes corporate checks and electronic fund transfers (EFT) and relates to existing U.S. Patent No. 6,164,528 and U.S. Patent No. 5,484,988 (described above).

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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